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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9/A
                                AMENDMENT NO. 1

                     SOLICITATION/RECOMMENDATION STATEMENT
      PURSUANT TO SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                                 SYSTEMED INC.
                           (NAME OF SUBJECT COMPANY)

                                 SYSTEMED INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                             COMMON STOCK 871853107
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               ----------------

              SAM WESTOVER, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 SYSTEMED INC.
                             970 WEST 190TH STREET
                           TORRANCE, CALIFORNIA 90502
                                 (310) 538-5300
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
    TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING
                                   STATEMENT)

                               ----------------

                                WITH A COPY TO:

                             ROBERT B. KNAUSS, ESQ.
                             MUNGER, TOLLES & OLSON
                       355 SOUTH GRAND AVENUE, 35TH FLOOR
                       LOS ANGELES, CALIFORNIA 90071-1560
                                 (213) 683-9137

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ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   1     Press Release dated April 29, 1996 announcing the Merger
   2     Amended and Restated Agreement and Plan of Merger by and among Merck &
         Co., Inc., Merck-Medco Managed Care, Inc., S Acquisition Corp and the
         Company, dated as of June 10, 1996

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                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Systemed Inc.

                                                     /s/ Sam Westover
                                          By __________________________________
                                             Name: Sam Westover
                                             Title: President and Chief
                                             Executive Officer

Dated: June 11, 1996


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